Exhibit 99.1

Project Energy Reimagined Acquisition Corp.
Receives Expected Notice from Nasdaq Regarding Delayed Quarterly Report

Menlo Park, California, August 24, 2023 — Project Energy Reimagined Acquisition Corp. (Nasdaq: PEGR) (the “Company”) today announced that it received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) due to a delay in filing its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”). The Rule requires listed companies to timely file all required periodic financial reports with the SEC. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Global Market.

The Notice states that the Company has 60 calendar days to submit a plan to regain compliance with the Rule. If Nasdaq accepts the Company’s plan, then Nasdaq may grant an exception of up to 180 calendar days from the due date of the Form 10-Q, or until February 12, 2024, to regain compliance. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision to a Nasdaq Hearings Panel.

As the Company reported in its Form 12b-25 filed with the SEC on August 15, 2023, additional time is needed for the Company to complete the Form 10-Q and permit the Company’s independent registered public accounting firm to complete its review. The Company is working diligently to complete the Form 10-Q as soon as possible and currently expects to file the Form 10-Q with the SEC prior to the compliance plan submission deadline.

About the Company

Project Energy Reimagined Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographic region, the Company has focused its search on targets that enable what the Company calls the “Electric Grid 2.0”.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s ability to become current in its SEC reporting obligations and regain compliance with the Rule. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly, including those risks set forth in the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other documents filed with the SEC. Copies of such filings are available on the SEC’s website at www.sec.gov. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Contact:

Project Energy Reimagined Acquisition Corp.

info@pegyr.com